Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Parfitt

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

Integral Systems Announces Financial Results for the First Quarter of 2005

Revenue Increased 9%

Lanham, Md., February 7, 2005 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the first quarter of fiscal 2005. Revenues for the quarter were $21.9 million, up from $20.1 million in the first quarter of fiscal 2004—an increase of 9.3%. First quarter operating income was $1.9 million, while net income was $1.2 million ($0.11 per diluted share), all of which are approximately the same as earnings results for the first quarter of fiscal 2004.

“First quarter earnings are down a bit due to an intensive and expensive proposal effort related to a new opportunity with the Air Force,” commented Steven R. Chamberlain, Chairman and Chief Executive Officer. “We spent over $1 million on this proposal during the quarter, so I am actually pleased that we were able to make as much as we did.”

“Historically, the first quarter is our weakest quarter because of extra holidays and annual leave,” remarked Chamberlain. “This year was a little worse than usual because the New Years holiday as observed actually fell in the first quarter rather than the next.”

“Our Air Force ground systems business and our RT Logic subsidiary continue to lead the way for the Company in terms of both revenue growth and profitability. And if we win the bid referred to above, we can expect significant new growth in both businesses.”

The Company also announced that its Board of Directors has declared a cash dividend of $0.04 per share to all stockholders of record as of the close of business on March 3, 2005. The dividend is scheduled to be paid on or about March 30, 2005.

Mr. Chamberlain will host a conference call Wednesday, February 9, 2005 at 11:00 a.m. Eastern Time (ET). Chamberlain will discuss the earnings release and other Company business. To participate or listen to the call, dial 800-621-5170. A replay of the conference call can be heard February 9, 2005 from 12:30 p.m. ET through Friday, February 11, 2005 12:30 a.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21230703.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial Off The Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents. The Company also offers products and services for satellite integration and test and payload data processing.

-more

The Company’s subsidiary, SAT Corporation, provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc. subsidiary, the Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. Integral Systems has approximately 360 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There is no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements appearing in this news release are subject to risks and uncertainties that may cause actual results to differ materially from such statements, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

-more-

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarter Ended December 31, 2004 and 2003

	Three Months Ended December 31,
	2004	2003
	(unaudited)	(unaudited)
Revenue	$21,919,534	$20,054,301

Total Cost of Revenue	14,784,470	13,429,586

Gross Margin	7,135,064	6,624,715

Operating Expenses
SG&A	3,772,006	2,856,443
Research & Development	782,770	791,241
Product Amortization	645,409	761,381
Intangible Asset Amortization	68,750	322,265

Total Operating Expenses	5,268,935	4,731,330

Income from Operations	1,866,129	1,893,385

Interest income	213,067	169,086
Other Income (Expense)	(254,987)	(199,195)

Income Before Income Taxes	1,824,209	1,863,276

Income Taxes	638,822	689,465

Net Income	$1,185,387	$1,173,811

Weighted Average Number of Common Shares Outstanding During Period	10,045,127	9,730,977

Earnings Per Share (Basic)	$0.12	$0.12

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	10,368,603	10,004,583

Earnings Per Share (Diluted)	$0.11	$0.12

###